CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated November 5, 1996 included in this Annual Report on Form 10-K, into the Company's previously filed Registration Statements on Form S-8, File Nos. 33-68886; 33-69056; 33-92148; 33-95146; 33-80345; and 333-3794.


/s/ Arthur Andersen LLP


ARTHUR ANDERSEN LLP


Salt Lake City, Utah
November 14, 1996